As filed with the Securities and Exchange Commission on April 28,
1998
                                       Registration No. 333-49827
=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549
                    ______________________

                 POST-EFFECTIVE AMENDMENT NO. 1

                                TO

                            FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                    ______________________

                    SCHEIN PHARMACEUTICAL, INC.
     (Exact name of registrant as specified in its charter)

          Delaware                              11-2726505
(State or other jurisdiction of              (I.R.S.Employer
incorporation or organization)               Identification No.)

                         100 Campus Drive
                    Florham Park, New Jersey 07932
                          (973) 593-5500
          (Address of principal executive offices) (Zip code)
                    _________________________

Schein Pharmaceutical, Inc. 1993 Stock Option Plan (formerly the Schein Holdings, Inc. 1993 Stock Option Plan)
Schein Pharmaceutical, Inc. 1995 Non-Employee Director Stock
Option Plan
Schein Pharmaceutical, Inc. 1997 Stock Option Plan
Schein Pharmaceutical, Inc. 1998 Employee Stock Purchase Plan
The Retirement Plan of Schein Pharmaceutical, Inc. and Affiliates
                    ______________________

Corporation Service Corp.          Copies to:
1013 Centre Road                   Edward W. Kerson, Esq.
Wilmington, Delaware 19805         Proskauer Rose LLP
(302) 636-5454                     1585 Broadway
(Name, address, including          New York, New York 10036-8299
zip code, and telephone number,    (212) 969-3000
including area code, of
agent for service)

                    ______________________

               CALCULATION OF REGISTRATION FEE

Title of       Amount      Proposed     Proposed         Amount of
securities     to be       maximum      maximum        registration
  to be        regis-      offering     aggregate          fee
registered     tered(1)    price per    offering
                           share         price
Common Stock,  1,790,890   $17.000      $30,445,130(2) $8,981.31
par value      shares
$.01 per
share

Common Stock,  186,375     $9.5238      $1,774,998(3)    $523.62
par value      shares
$.01 per
share

Common Stock,  1,223,460   $14.2857     $17,477,983(4) $5,156.00
par value      shares
$.01 per
share

Common Stock,  1,387,080   $19.0476     $26,420,545(5) $7,794.06
par value      shares
$.01 per
share


Common Stock,  1,918,825   $17.000      $32,620,025(6) $9,622.91
par value      shares
$.01 per
share

TOTAL                                                 $32,077.91*


(1) Represents the maximum number of shares of common stock, par value $.01 per share ("Common Stock"), issuable upon exercise of options which may be or have been granted under the Schein Pharmaceutical, Inc. 1993 Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1998 Employee Stock Purchase Plan and the Retirement Plan (collectively, the "Plans"). Pursuant to Rule 416, there are also being registered such additional indeterminate number of shares as may be required to cover possible adjustments in the number of shares issuable under the Plans pursuant to the antidilution provisions thereof.

_________________

* Registration fee paid with the filing of Form S-8, dated April 9, 1998, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, which included the 52,500 shares of Common Stock being offered hereby.


(2)  Calculated solely for purposes of this offering under Rule
     457(h) of the Securities Act of 1933 on the basis of the initial public offering price of $17.00 per share.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $9.5238 per share with respect to options granted to employees of the Company to purchase 186,375 shares of Common Stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $14.2857 per share with respect to options granted to employees, non-employee directors and employee directors of the Company to purchase 1,223,460 shares of Common Stock.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $19.0476 per share with respect to options granted to non-employee directors and employee directors of the Company to purchase 1,387,080 Shares of Common Stock.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on an exercise price of $17.000 per share with respect to options granted to employees of the Company to purchase 1,918,825 shares of Common Stock.

                    SCHEIN PHARMACEUTICAL, INC.

                         __________________

                   52,500 SHARES OF COMMON STOCK
                         ($0.01 Par Value)

                         __________________

     This Prospectus has been prepared for use in connection with proposed sales of up to 52,500 shares (the "Offered Shares") of the common stock, par value $0.01 ("Common Stock"), of Schein Pharmaceutical, Inc. (the "Company"), which may be made from time to time by or for the account of a certain stockholder of the Company (the "Selling Stockholder"). See "The Selling Stockholder". The Company will receive no part of the proceeds of this offering. The Offered Shares were acquired by the Selling Stockholder in connection with his employment by the Company.

     The Common Stock is traded on the New York Stock Exchange under the symbol "SHP". On April 27, 1998, the closing sale price of the Common Stock was $22.875. Sales of Offered Shares may be made through brokers, dealers or agents or directly to purchasers, and may be effected in the over-the-counter market or otherwise, and at market prices prevailing at the time of sale, or at fixed prices or negotiated prices. See "Manner of Sale".

     The Selling Stockholder will bear all commissions and other compensation paid to brokers in connection with the sale of the Offered Shares. The Company will bear the expense of registering the Offered Shares under the Securities Act of 1933.

     See "Risk Factors" in the documents incorporated by reference for a discussion of certain factors that should be considered by prospective purchasers of the Offered Shares.

                         _____________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
     THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
     CRIMINAL OFFENSE.

                         _____________________

          The date of this Prospectus is April 28, 1998

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

     The Company has filed, through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), a Registration Statement on Form S-8 (the "Registration Statement") with the SEC under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Copies of the Registration Statement (including such omitted portions) are available from the SEC upon payment of prescribed rates. For further information, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     This filed material can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: Chicago Regional Office (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661) and New York Regional Office (Seven World Trade Center, New York, New York 10048). Copies of such material may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, DC 20006.
Material filed electronically through EDGAR may also be accessed through the SEC's home page on the World Wide Web at http://www.sec.gov.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the SEC, are incorporated by reference in this
Prospectus:

     (a) the Company's Prospectus, dated April 8, 1998, included in its Registration Statement on Form S-1 (Registration No. 333-41413)filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933;
     (b) the description of the Company's Common Stock in the Company's Registration Statement on Form 8-A (File No. 001-14019) filed with the SEC pursuant to Section 12 of the Exchange Act.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated or deemed incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Paul Feuerman, Esq., General Counsel, Schein Pharmaceutical, Inc. at 100 Campus Drive, Florham Park, New Jersey 07932, telephone number (973) 593-5500.

                         THE COMPANY

General

     Schein Pharmaceutical believes it is one of the leading generic pharmaceutical companies in terms of United States revenues. The Company develops, manufactures and markets one of the broadest generic product lines in the pharmaceutical industry through the integration of its product development expertise, diverse, high-volume production capacity and direct sales and marketing force. The Schein product line includes both solid dosage and sterile dosage generic products, and the Company is also developing a line of specialty branded pharmaceuticals. The Company believes that its primary branded product, INFeD, is the leading injectable iron product in the United States in terms of revenues. The Company has a substantial pipeline of products under development. The Company enhances its internal product development, manufacturing and marketing capabilities through strategic collaborations. Schein generated net revenues of $490.2 million and operating income of $39.0 million during 1997.

     The Company believes it manufactures and markets the broadest generic product line of any U.S. pharmaceutical company in terms of number and types of products. The Company manufactures and markets approximately 160 chemical entities formulated in approximately 325 different dosages under approximately 200 Abbreviated New Drug Applications ("ANDAs") approved by the United States Food and Drug Administration ("FDA"). Schein is currently the sole manufacturing source for 47 generic pharmaceutical products, of which 45 are sterile dosage products. The Company's solid dosage products include both immediate-release and extended-release capsules and tablets; sterile dosage products include solutions, suspensions, powders and lyophilized (freeze-dried) products primarily for administration as injections, ophthalmics and optics. The manufacture of sterile dosage products is significantly more complex than the manufacture of solid dosage products, which limits competition in this product area. The Company currently manufactures approximately four billion solid dosage tablets and capsules and 75 million sterile dosage vials and ampules annually. Solid dosage generic products and sterile dosage generic products each accounted for approximately 40% of the Company's net revenues in 1997.

     Since introducing INFeD in 1992, the Company has been developing a portfolio of branded products, primarily in select therapeutic markets, such as iron management for the nephrology, oncology and hematology markets. INFeD is used in the treatment of certain types of anemia, particularly in dialysis patients, and accounted for approximately 21% of the Company's net revenues in 1997. The Company markets INFeD through a 20-person dedicated sales and marketing force, as well as through co-marketing collaborations with Bayer Corporation in the nephrology market and MGI Pharma, Inc. ("MGI") in the oncology market.

     The Company believes its 130-person direct sales and marketing force is one of the largest in the U.S. generic pharmaceutical industry. Through its customized marketing programs, the Company markets its products to approximately 60,000 customers representing all major customer channels, including pharmaceutical wholesalers, chain and independent drug retailers, hospitals, managed care organizations, other group purchasing organizations and physicians.

     Schein's objective is to become the leading generic pharmaceutical company in the approximately $7.4 billion generic prescription pharmaceutical industry in the United States. The Company's growth strategy is to: (i) leverage its diverse pharmaceutical development and manufacturing capabilities to extend the breadth of its generic product line; (ii) focus its product development on complex and other generic drugs that require specialized development or manufacturing technology and are therefore expected to encounter limited competition; (iii) develop and market branded drugs for select therapeutic categories; (iv) pursue strategic collaborations to supplement its product development and manufacturing resources; and (v) expand market penetration through direct sales and innovative marketing programs.

     The Company is a Delaware corporation with its corporate offices at 100 Campus Drive, Florham Park, New Jersey 07932. Its telephone number is (973) 593-5500.

                    Selling Stockholder

     The following table lists the name and business address of the Selling Stockholder and, to the best of the Company's knowledge, the number of shares of Common Stock beneficially owned by the Selling Stockholder as of April 8, 1998 and after giving effect to the sale of the Offered Shares, the percentage that each such number of shares represents of the total number of outstanding shares of Common Stock as of April 8, 1998, and the number of Offered Shares. The Selling Stockholder acquired the Offered Shares in connection with his employment by the Company. To the best of the Company's knowledge, the Selling Stockholder has sole voting and investment power with respect to the Offered Shares.


                 Shares                        Shares
                 Beneficially                  Beneficially
                 Owned Prior to                Owned After
                 Offering                      Offering
                 ---------------               --------------
Name and                             Offered
Address          Number  Percent     Shares    Number Percent

Marvin Samson     52,500  less        52,500     0      0
1905 Owl Court            than 1%
Cherry Hill, NJ
   08003



                         MANNER OF SALE

     This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Stockholder to offer and sell the Offered Shares in transactions in which he and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemental Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the names of the Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this Prospectus and (vi) other facts material to the transaction.

     The Selling Stockholder may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the New York Stock Exchange (the "NYSE"), in the over the counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. The Selling Stockholder may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with applicable rules, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

     The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              EXPERTS

     The consolidated financial statements and schedule included in the Company's Prospectus, dated April 8, 1998, included in its Registration Statement on Form S-1 (Registration No. 333-41413)(the "S-1 Registration Statement") filed with the SEC pursuant to Rule 424(b) under the Securities Act, and in the S-1 Registration Statement, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports with respect thereto and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                              PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by Schein Pharmaceutical, Inc., a Delaware corporation (the "Company" or the "Registrant"), are incorporated herein by reference:

          (1) the Company's Prospectus, dated April 8, 1998, included in its S-1 Registration Statement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933;

          (2) the description of the Company's Common Stock, par value $.01 per share, contained in the Company's Registration Statement filed on Form 8-A (No. 001-14019) filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.
Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.  Description of Securities.

     Not applicable.

     Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

     Item 6.  Indemnification of Directors and Officers.

     Article SEVENTH of the Company's Certificate of Incorporation provides that the Corporation shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Certificate of Incorporation also extends indemnification to those serving at the request of the Company as directors, officers, employees or agents of other enterprises.

     In addition Article SEVENTH of the Company's Certificate of Incorporation provides that no director of the Company shall not be personally liable for any breach of fiduciary duty. Article SEVENTH does not eliminate a director's liability (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts of or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Pursuant to Section 145 of the General Corporation Law of the State of Delaware, the Company maintains directors' and officers' liability insurance coverage.

     Item 7.  Exemption from Registration Claimed.

     Not applicable.

     Item 8.  Exhibits.

     23.1 Consent of BDO Seidman, LLP



     Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 28, 1998.

                              SCHEIN PHARMACEUTICAL, INC.

                              By:/s/ Martin Sperber

                                   Martin Sperber
                                   Chairman of the Board,
                                   Chief Executive Officer
                                      and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



   Signatures                 Title                    Date

/s/ Martin Sperber       Chairman of the Board,    April 28, 1998
Martin Sperber           Chief Executive Officer,
                         President and Director
                         (principal executive
                         officer)

/s/ Dariush Ashrafi      Chief Financial Officer,  April 28, 1998
Dariush Ashrafi          Executive Vice President
                         and Director (principal
                         financial and accounting
                         officer)

/s/ Paul Feuerman        Senior Vice President,    April 28, 1998
Paul Feuerman            General Counsel and
                         Director

                         Director
David R. Ebsworth

                         Director
Richard L. Goldberg








                         EXHIBIT INDEX


     Exhibit             Description of Exhibit

     23.1                Consent of BDO Seidman, LLP



                                                     EXHIBIT 23.1



          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 1993 Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1998 Employee Stock Purchase Plan and the Retirement Plan of Schein Pharmaceutical, Inc. of our report dated January 30, 1998, except for Note 1 which is as of April 3, 1998, relating to the consolidated financial statements of Schein Pharmaceutical, Inc. and Subsidiaries, which is contained in its Prospectus dated March 13, 1998.

New York, New York
April 28, 1998

                              /s/ BDO Seidman, LLP